Exhibit 21.1

COPPER PROPERTY CTL PASS THROUGH TRUST

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Formation, Organization, or Incorporation
CTL PropCo I LLC	Delaware

CTL PropCo I LLC	Delaware

CTL PropCo I LP	Delaware

CTL PropCo II LP	Delaware